EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2007 SECOND QUARTER RESULTS

Raises 2007 Guidance

Edgewood, NY – August 13, 2007 – CPI Aerostructures, Inc. (“CPI Aero”) (AMEX: CVU) today announced results for the second quarter and six months ended June 30, 2007.

Second Quarter 2007 vs. 2006

•	Revenue increased 205% to $7,490,669 from $2,457,016;
•	Gross margin was 29% compared to (36%) in last year’s second quarter;
•	Pre-tax income was $926,448, compared to a pre-tax loss of $2,038,334; and,
•	Net income was $575,448, or $0.10 per diluted share, compared to net loss of $1,333,334, or $0.24 per diluted share.

First Half 2007 vs. 2006

•	Revenue increased 73% to $12,962,637 from $7,487,210;
•	Gross margin was 27% as compared to 1%;
•	Pre-tax income was $1,361,637 compared to a pre-tax loss of $1,921,440;
•	Net income was $843,637 or $0.14 per diluted share, compared to net loss of $1,264,440 or $0.23 per diluted share;

When discussing the results of operations, Edward J. Fred, CPI Aero’s President & CEO, stated, “During the six months ended June 30, 2007, we received approximately $8.6 million of new contract awards, which includes approximately $7.7 million of subcontract awards, compared to $7.9 million of new contract awards in the same period last year. In the second half of 2006, we received approximately $22 million of new contract awards. Included in 2006 contract awards were approximately $7 million for subcontracting work. Revenue increased in the first six months of 2007 as we have been performing on these contracts.”

Mr. Fred continued, “During the six months ended June 30, 2006, we took actions intended to improve our gross margin and net profitability on a prospective basis. These actions resulted in the improved gross profit percentage during the six months ended June 30, 2007.”

CPI Aero Raises 2007 Guidance

CPI Aero also indicated that based upon the level of new and pending orders and its return to historical gross margins, it is revising its 2007 guidance to approximately $27 million in revenue, resulting in net income in the range of $2.3 million to $2.5 million. CPI Aero’s prior guidance called for 2007 revenue of approximately $25 million resulting in net income of approximately $2.0 million.

(more)

CPI Aero News Release	Page 2
August 13, 2007

Mr. Fred said, “2007 is turning out to be a much better year than we originally expected and, as our revised guidance indicates, we are looking toward a strong second half. As we reported last month, through July 31, 2007, new contract awards were $15.8 million compared to $8.5 million at this time last year. Included in this year’s total is $10.9 million in subcontract awards from major aerospace companies, compared to $7.0 million awarded for all of 2006. This demonstrates our continued efforts to diversify our customer base and increase the proportion of work performed in our capacity as a subcontractor to major prime contractors.”

Mr. Fred added, “Also, last month, we received a new C-5 TOP order valued at approximately $1.6 million. With this award, the C-5 TOP contract has averaged approximately $5.2 million of new work per 12 month period, making it the second largest production contract in our history behind only the T-38 modernization program, which has averaged approximately $6.8 million per 12 month period.”

Mr. Fred further noted, “Many of the orders we were recently awarded have delivery dates into 2008 and beyond. This coupled with the release of funding on projects on which we are bidding or have bid as a prime and as a subcontractor, give us reason to believe that the positive trends of 2007 will continue into next year.”

Conference Call

CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Monday, August 13, 2007 at 11:00 am EDT to discuss second quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Linda Latman (212) 836-9609
(631) 586-5200	Lena Cati (212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release	Page 3
August 13, 2007

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$7,490,669	$2,457,016	$12,962,637	$7,487,210
Income (loss) before provision for income taxes	926,448	(2,038,334)	1,361,637	(1,921,440)
Provision for (benefit from) income taxes	351,000	(705,000)	518,000	(657,000)
Net income (loss)	$575,448	$(1,333,334)	$843,637	$(1,264,440)

Income (loss) per common share – basic	$0.10	$(0.24)	$0.15	$(0.23)

Income (loss) per common share – diluted	$0.10	$(0.24)	$0.14	$(0.23)

Shares used in computing income per common share:
Basic	5,691,811	5,447,042	5,596,963	5,446,263
Diluted	6,026,829	5,447,042	5,908,891	5,446,263

Balance Sheet Highlights	6/30/07	12/31/06
Cash	$1,041,745	$38,564
Total current assets	33,056,996	31,006,495
Total assets	34,067,807	32,160,187
Total current liabilities	5,544,092	5,883,991
Working capital	27,512,904	25,122,504
Short-term debt	14,215	392,188
Long-term debt	—	—
Shareholders’ Equity	28,409,145	26,177,655
Total Liabilities and Shareholders’ Equity	$34,067,807	$32,160,187

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